SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 2, 2003

ITC^DELTACOM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-23253 (Commission File Number)	58-2301135 (IRS Employer Identification No.)

1791 O.G. Skinner Drive West Point, Georgia	31833
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 385-8000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events and Regulation FD Disclosure

On July 2, 2003, ITC^DeltaCom, Inc. and a wholly-owned subsidiary of ITC^DeltaCom entered into an agreement and plan of merger (the “merger agreement”) with BTI Telecom Corp. (“BTI”) and Welsh, Carson, Anderson & Stowe VIII, L.P. (“WCAS VIII”), WCAS Capital Partners III, L.P. (“WCAS CP III”), WCAS Information Partners, L.P. and each of the other persons and entities listed on the signature pages thereto as “WCAS Securityholders” (the WCAS Securityholders collectively, the “Investors”), pursuant to which ITC^DeltaCom will acquire BTI and certain of the Investors will purchase a new issue of ITC^DeltaCom’s Series B preferred stock.

Merger Transaction

Under the merger agreement, ITC^DeltaCom’s subsidiary will be merged with and into BTI. BTI will be the surviving corporation of the merger and will become a wholly-owned subsidiary of ITC^DeltaCom. As a result of the merger, the shares of preferred stock and common stock of BTI owned by the Investors and other holders thereof will be converted into the right to receive up to a total of 50,000 shares of ITC^DeltaCom’s common stock (the “common stock”). At the merger closing, the Investors will surrender to BTI all promissory notes representing indebtedness of BTI owing to the Investors, other than any promissory notes evidencing loans to BTI made by the Investors after July 31, 2003 and before the merger closing or evidencing payments to BTI made by the Investors for purposes of paying specified expenses before the merger closing. In satisfaction of that indebtedness, ITC^DeltaCom will deliver to the Investors a total of 6,950,000 shares of the common stock and warrants exercisable for 3,000,000 shares of the common stock. The warrants will be exercisable for a term of seven years from the issue date at an exercise price of $8.50 per share of common stock, subject to customary anti-dilution adjustments.

The closing of the merger is subject to conditions, including approval by BTI’s shareholders, the absence of legal impediments, the receipt of regulatory and other approvals, the amendment of the credit agreements of ITC^DeltaCom and BTI in the manner contemplated by a commitment letter agreement with their lenders, BTI having specified indebtedness of $112.5 million or less, and BTI having specified working capital equal to at least negative $6 million, subject to adjustment. The merger agreement contains customary termination rights, including a right of each party to terminate the merger agreement if the merger closing has not occurred by November 30, 2003. The merger agreement also may be terminated by mutual agreement between the parties or by each party if the merger is not approved by the BTI shareholders, if there is a law, regulation or final, nonappealable judgment prohibiting the merger, or if a material breach of any representation, warranty, covenant or agreement by the other party has occurred and such breach is not reasonably capable of being cured prior to November 30, 2003. ITC^DeltaCom has the right to terminate the agreement if the board of directors of BTI withdraws its recommendation of the merger. BTI also has the right to terminate the merger agreement and enter into an unsolicited superior alternative transaction, in which case BTI would be required to pay ITC^DeltaCom a termination fee of $5 million and reimburse ITC^DeltaCom for its transaction fees and expenses. If the merger agreement is terminated for specified other reasons, a competing transaction is announced before such termination and BTI enters into or consummates the competing transaction within 12 months of such termination, BTI also would be required to pay ITC^DeltaCom a termination fee of $5 million and reimburse ITC^DeltaCom for its transaction fees and expenses.

The Investors have agreed in the merger agreement to vote their shares of BTI to ensure the approval of the merger. The Investors also have agreed to vote their shares of BTI against any action or agreement that would result in a breach of any covenant or representation or any other obligation of the Investors or ITC^DeltaCom under the merger agreement, against specified other competing transactions and against any other action which is intended, or could reasonably be expected, to interfere with, postpone or materially adversely affect the merger or the other transactions contemplated by the merger agreement. The approval of the merger by the Investors constitutes the only action required by the shareholders of BTI to approve the merger. Approval of the merger by ITC^DeltaCom’s common stockholders is not required.

The merger agreement contains customary representations and warranties of each of BTI, ITC^DeltaCom and the Investors. These representations and warranties will survive the merger closing for a period of 15 months. The merger agreement provides that, subject to specified limitations, the Investors will indemnify ITC^DeltaCom for breaches of representations, warranties or covenants by BTI or the Investors, and ITC^DeltaCom will indemnify the Investors for breaches of representations, warranties or covenants by ITC^DeltaCom. Any indemnification payment by the Investors may be made, at their election, in cash or by surrendering common stock, and, to the extent the Investors do not own a sufficient amount of common stock, Series B preferred stock. Any indemnification payment by ITC^DeltaCom may be made, at its election, in cash, by issuing shares of common stock or by issuing shares of Series B preferred stock.

The common stock and warrants issuable under the merger agreement will be issued in a private offering exempt from the registration requirements of the Securities Act of 1933. At or prior to the merger closing, the Investors and ITC^DeltaCom will enter into a registration rights agreement providing for demand, piggy-back and shelf registration rights with respect to the ITC^DeltaCom equity securities owned by the Investors from time to time.

ITC^DeltaCom expects that the merger closing will occur by October 2003.

Equity Investment

Immediately prior to the merger closing, certain of the Investors will purchase a total of 350,000 shares of a new issue of 8% Series B convertible redeemable preferred stock of ITC^DeltaCom for a total purchase price of $35 million. The cash portion of the purchase price will be reduced from $35 million by (a) the aggregate amount, subject to a maximum of $5 million, of any loans to BTI made by the Investors after July 31, 2003 and before the merger closing and (b) the total amount of any payments to BTI made by the Investors for purposes of paying specified expenses prior to the merger closing. Any indebtedness of BTI owing to the Investors as a result of such loans and payments will be cancelled at the merger closing.

The merger agreement provides that, for a period of up to 19 months following the merger closing, ITC^DeltaCom will have the right to require the Investors to purchase, from time to time, additional shares of Series B preferred stock for a maximum purchase price of $10 million, which will be increased by the total amount, not to exceed $5 million, of any investments in BTI and its subsidiaries made by the Investors between July 31, 2003 and the merger closing. The obligation of the Investors to purchase these shares of Series B preferred stock will be subject to the condition that ITC^DeltaCom have unrestricted cash of less than $20 million at the end of the calendar month immediately preceding the purchase, as well as to other conditions. ITC^DeltaCom may apply the proceeds of any such post-closing sale of the Series B preferred stock only for operations and other specified expenditures.

ITC^DeltaCom will issue the Series B preferred stock to the investors in a private offering exempt from the registration requirements of the Securities Act of 1933.

The Series B preferred stock will have the material terms set forth below.

Ranking. The Series B preferred stock will rank senior to the common stock and on a parity with ITC^DeltaCom’s outstanding Series A preferred stock with respect to dividend rights and distributions upon the liquidation, dissolution or winding-up of ITC^DeltaCom.

Liquidation Preference. Each share of Series B preferred stock will have a stated liquidation preference of $100 per share. Upon any liquidation, dissolution or winding-up of ITC^DeltaCom, each holder of Series B preferred stock will be entitled to be paid, out of ITC^DeltaCom’s assets available for distribution to such holders, an amount in cash equal to the greater of:

•	the liquidation preference of $100 per share of Series B preferred stock plus the amount of any accrued and unpaid dividends; and

•	the amount that such holder would have received with respect to the shares of common stock issuable upon conversion of the holder’s shares of Series B preferred stock if such shares had been converted immediately before the event of liquidation, dissolution or winding-up.

Dividend Rights. The holders of the Series B preferred stock will be entitled to receive, when, as and if declared by the board of directors out of funds legally available for this purpose, cumulative dividends in an amount equal to the greater of:

•	dividends at the annual rate of 8% per share on the $100 liquidation preference per share of Series B preferred stock plus the amount of any accrued and unpaid dividends for past dividend periods; and

•	dividends that would have accrued with respect to such share of Series B preferred stock during the applicable quarterly dividend period if the holder of such share had converted such share into common stock immediately prior to the record date of any dividend declared on the common stock in such quarterly dividend period.

Dividends payable at the 8% annual rate may be paid to the holders of Series B preferred stock by ITC^DeltaCom, at its option, in cash, in shares of Series B preferred stock, or in a combination of cash and shares of Series B preferred stock. Solely for computing the dividend amount, each share of Series B preferred stock issued as such a payment-in-kind dividend will be valued at its liquidation preference of $100. Dividends payable on the Series B preferred stock based on common stock dividends as described above will be payable in the same form as the related dividends declared on the common stock.

Conversion Rights. Each share of Series B preferred stock will be convertible at the holder’s option, in whole or in part, at any time after such share is issued, into a number of shares of common stock which is obtained by dividing the $100 liquidation preference per share plus the amount of any accrued and unpaid dividends by the conversion price applicable to such share. The initial conversion price of the Series B preferred stock will be $3.00 per share of common stock. Subject to exceptions, the conversion price will be subject to reduction from time to time for dilutive issuances of common stock that occur between the initial issue date and the second anniversary thereof.

Redemption. Beginning on the third anniversary of the initial issue date, ITC^DeltaCom will have the right, at its option, to redeem for cash the shares of Series B preferred stock, in whole or in part, at any time and from time to time. The redemption price per share of Series B preferred stock in any such optional redemption will be equal to the liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends.

ITC^DeltaCom may not redeem the Series B preferred stock before the third anniversary of the merger closing other than in connection with a fundamental change. A fundamental change is any transaction or event, including any merger, consolidation, sale, conveyance, lease, exchange or transfer of assets, tender or exchange offer, reclassification (including any such reclassification in connection with a consolidation or merger in which ITC^DeltaCom is the surviving corporation), capital reorganization, compulsory share exchange or liquidation, in each case in which all or substantially all outstanding shares of the common stock, or all or substantially all of the assets or property of ITC^DeltaCom, are converted into or exchanged for capital stock (of ITC^DeltaCom or another issuer) or other securities, cash or other property. If a fundamental change occurs before the third anniversary of the initial issue date, ITC^DeltaCom will have the right, at its option, to redeem for cash the shares of Series B preferred stock, in whole or in part, at any time, including concurrently with the occurrence of the fundamental change, and from time to time. The redemption price per share of Series B preferred stock in any such redemption will be equal to 110% of the sum of the liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends.

On October 29, 2012, ITC^DeltaCom will be required to redeem for cash all outstanding shares of the Series B preferred stock. The redemption price per share of Series B preferred stock in this mandatory redemption will be equal to the liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends.

Voting and Approval Rights. Except as described below, holders of the Series B preferred stock will be entitled to vote on an “as-if-converted” basis together with the holders of the common stock as a single class on all matters presented for a vote to the holders of the common stock. With respect to any such matter, each holder of Series B preferred stock will have a number of votes per share of Series B preferred stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any consent, if such matter is subject to a consent of the stockholders without a meeting of stockholders, which is equal to the number of shares of common stock into which such share of Series B preferred stock is convertible immediately after the close of business on such record date or effective date. These voting rights of holders of the Series B preferred stock are subject to restrictions, if any, imposed by applicable law or regulation, the NASDAQ Marketplace Rules, if the common stock is traded on the NASDAQ Stock Market, or the rules, regulations, interpretations and practices of any securities exchange on which the common stock is traded. For so long as the holders of the Series B preferred stock have the right, described below, to vote as a separate class, exclusive of all other stockholders, in the election of directors, such holders will not be entitled to vote in any election of directors on an “as-if-converted” basis.

For so long as at least 66% of the shares of Series B preferred stock are outstanding, the holders of such shares will be entitled, voting as a separate class, exclusive of all other stockholders, to elect two directors to serve on the board of directors. If the number of outstanding shares of Series A preferred stock decreases to below 66% but remains in excess of 33%, such holders will be entitled, voting as a separate class, exclusive of all other stockholders, to elect one director. If the number of outstanding shares of Series A preferred stock decreases to or below 33%, the right of such holders to elect directors as a separate class, exclusive of all other stockholders, will terminate, and such holders will thereafter be entitled to vote in the election of directors on an “as-if-converted” basis together with the holders of the common stock.

For so long as the Investors and their affiliates own at least 50% of the outstanding shares of Series B preferred stock, within the first 15 months following the merger closing, ITC^DeltaCom may not enter into or consummate a fundamental change (as described above) or a sale or other disposition of assets that produced at least two-thirds of ITC^DeltaCom’s annual revenues or earnings in at least two of the prior three fiscal years without the affirmative vote of holders of Series B preferred stock representing more than 50% of the voting power of the outstanding Series B preferred stock, voting as a separate class.

Corporate Governance

Upon the merger closing, the Investors will beneficially own voting securities representing a majority of the outstanding ITC^DeltaCom voting power. At or prior to the merger closing, the Investors, ITC^DeltaCom, Campbell B. Lanier, III, a director and stockholder of ITC^DeltaCom, and Larry A. Williams, a director, stockholder and Chairman, President and CEO of ITC^DeltaCom, will enter into a governance agreement. Under the governance agreement, for 15 months following the merger closing, each of WCAS VIII and WCAS CP III will have the right to name one director to an 11-member board of directors of ITC^DeltaCom, and the Investors, as holders of the Series B preferred stock, collectively will have the right to elect two additional directors. The remaining seven directors will be the current members of the ITC^DeltaCom board of directors. After expiration of the initial 15-month period, if the Investors own a majority of ITC^DeltaCom’s outstanding voting securities, the Investors may increase the size of the board of directors, but the number of directors constituting the board of directors may not exceed 15 until the third anniversary of the merger closing. Following the initial 15-month period, WCAS VIII and WCAS CP III each will have the right to continue to name one person to the board of directors and will be required to support the election of three independent directors. The remaining directors will be elected by ITC^DeltaCom’s common and preferred stockholders. At least one director designated by the Investors will serve on the compensation committee and other committees of the board of directors, other than the audit committee and the committee of independent directors to be established pursuant to the governance agreement.

Under the governance agreement, stock issuances or sales of assets by ITC^DeltaCom to the Investors or their affiliates will require approval by ITC^DeltaCom’s committee of independent directors. In addition, for the first three years following the merger closing, certain purchases of ITC^DeltaCom voting securities and any business combination with ITC^DeltaCom involving the Investors or their affiliates will require approval by a majority of ITC^DeltaCom’s disinterested stockholders. Any other transactions between ITC^DeltaCom and the Investors or their affiliates generally will require approval by ITC^DeltaCom’s audit committee.

The governance agreement contains provisions restricting acquisitions and dispositions of ITC^DeltaCom voting securities by the Investors and their affiliates. Under the governance agreement, for the first two years following the merger closing, the Investors may not, subject to exceptions, purchase in the aggregate more than an additional 5% of the common stock, measured on a fully-diluted basis. Thereafter, the Investors may purchase up to an additional 10% of the common stock, measured on a fully-diluted basis, subject to limitations.

The governance agreement provides that, subject to exceptions, the Investors and certain other stockholders may transfer only up to 10% of their initial ownership position in ITC^DeltaCom prior to the second anniversary of the merger closing. In addition, the Investors may not, subject to exceptions, (a) transfer any ITC^DeltaCom voting securities to a competitor of ITC^DeltaCom that would, after the transfer, own more than 10% of the outstanding voting power of ITC^DeltaCom, measured on a fully-diluted basis, or (b) transfer any ITC^DeltaCom voting securities to any transferee that would, after the transfer, own 20% or more of the outstanding voting power of ITC^DeltaCom, measured on a fully-diluted basis, and would also own more of the outstanding voting power of ITC^DeltaCom, measured on a fully-diluted basis, than any other person or group, unless such transferee agrees to be bound by the governance agreement. If the Investors propose to transfer common stock to any transferee that would own 30% or more of the outstanding voting power of ITC^DeltaCom, measured on a fully-diluted basis, and also own more of the outstanding voting power, measured on a fully-diluted basis, than any other person or group, then the other stockholders of ITC^DeltaCom will be offered the right to participate in such a transfer on a pro rata basis.

Any amendment of the merger agreement, governance agreement or other transaction agreements will require approval by the committee of independent directors. In addition, the Investors have agreed not to take any action to amend ITC^DeltaCom’s bylaws during the initial 15-month period or to take any action to amend ITC^DeltaCom’s bylaws or certificate of incorporation to modify the rights of the parties under the governance agreement without the approval of the committee of independent directors. ITC^DeltaCom has agreed that, as long as any Investor is subject to the governance agreement, ITC^DeltaCom will not amend certain provisions in its certificate of incorporation or bylaws that relate to stockholder voting, stockholder meetings, meetings of the board of directors, the composition of the board of directors and committees of the board of directors if such amendments would adversely affect the rights of the Investors under those provisions or under the governance agreement.

The governance agreement will terminate at the earliest of such time as the date on which (a) the Investors and their affiliates no longer own voting securities representing at least 20% of the outstanding voting power of ITC^DeltaCom, measured on a fully-diluted basis, (b) there occurs a change of control of ITC^DeltaCom or (c) there occurs a material breach by ITC^DeltaCom of certain of its obligations to the Investors under the governance agreement, following expiration of a notice and cure period and subject to arbitration in the event of a disagreement as to whether a material breach has occurred. Messrs. Lanier and Williams will be bound by provisions of the governance agreement relating to voting arrangements and dispositions of voting securities. These provisions will terminate with respect to Mr. Lanier 15 months following the merger closing and, with respect to Mr. Williams, upon the earlier of 15 months following the merger closing and the date that Mr. Williams ceases to be employed by ITC^DeltaCom.

Amendments to Certificate of Incorporation and Bylaws

Following the merger closing, ITC^DeltaCom will be required to call an annual meeting of its stockholders and to submit to the stockholders for their approval amendments to the certificate of incorporation to implement provisions in the governance agreement and the bylaws, which will be amended and restated at or prior to the merger closing. Among other provisions, the amended and restated bylaws will provide that, beginning 15 months after the merger closing and for so long as WCAS VIII, WCAS CP III and their respective affiliates beneficially own ITC^DeltaCom voting securities representing a majority of the outstanding ITC^DeltaCom voting power, upon delivery to ITC^DeltaCom by WCAS VIII and WCAS CP III of a written notice, the number of directors constituting the board of directors will automatically be increased to the number specified in the notice, except that such number may not exceed 15 prior to the third anniversary of the merger closing. Any new directorships created as a result of such an increase may be filled only by a new directors committee of the board of directors, which will be composed solely of directors who are designees of WCAS VIII and WCAS CP III. Further, for so long as WCAS VIII, WCAS CP III and their respective affiliates beneficially own ITC^DeltaCom voting securities representing a majority of the outstanding ITC^DeltaCom voting power, any vacancy on the board of directors resulting from death, resignation, disqualification, removal or other cause of a director who was nominated by WCAS VIII or WCAS CP III pursuant to the governance agreement may be filled only by the new directors committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date:	July 2, 2003	/s/ J. THOMAS MULLIS
J. Thomas Mullis
Senior Vice President-Legal and Regulatory

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